Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-197364

Pricing Supplement dated April 26, 2016 to the

Product Prospectus Supplement MLN-ES-ETF-1 dated August 31, 2015 and

Prospectus dated July 28, 2014

The Toronto-Dominion Bank $1,112,000 Raymond James Sustainability Equity Securities Linked Notes Due May 12, 2017

The Toronto-Dominion Bank (“TD” or “we”) is offering the Raymond James Sustainability Equity Securities Linked Notes (the “Notes”) linked to a basket of 14 Reference Shares described below.

The Notes are linked to a basket of shares of 14 U.S.-traded common equity securities (each, a “Reference Share” and together, the “Reference Shares” or the “Basket”) of entities that are not affiliated with us (each, a “Reference Share Issuer”). The Reference Shares were selected in March 2016 by the Equity Research Department at Raymond James & Associates, Inc. (“Raymond James”) and represent companies chosen by Raymond James for supporting long-term ecological balance through the reduction or elimination of harmful impacts to the environment and/or depletion of natural resources.

The Reference Shares and related tickers are: Casella Waste Systems, Inc. (“CWST”), CatchMark Timber Trust, Inc. (“CTT”), Covanta Holding Corporation (“CVA”), Fleetmatics Group PLC (“FLTX”), Kansas City Southern (“KSU”), Mercer International, Inc. (“MERC”), Pattern Energy Group Inc. (“PEGI”), Potlatch Corporation (“PCH”), Republic Services, Inc. (“RSG”), Silver Spring Networks, Inc. (“SSNI”), SunPower Corporation (“SPWR”), Union Pacific Corporation (“UNP”), Waste Connections, Inc. (“WCN”) and Weyerhaeuser Company (“WY”). Each Reference Share has an equal weight of 1/14th. This pricing supplement contains a description of the criteria used to select the Reference Shares for inclusion in the Basket. See “Information Regarding the Reference Shares”.

At maturity, the amount that we will pay to you for each $1,000 in principal amount of the Notes (the “Payment at Maturity”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares over the term of the Notes, subject to the minimum payment at maturity of $1 per Note, and you may lose up to 99.90% of the principal amount of the Notes. As described in more detail below, you will lose money on the Notes if your participation in the performance of the Basket over the term of the Notes combined with any quarterly distributions are less than the principal amount. Any payments on the Notes are subject to our credit risk.

The Notes are not principal protected and investors may lose substantially all of their investment in the Notes. You will lose money on the Notes if your participation in the performance of the Basket over the term of the Notes combined with any quarterly distributions are less than the principal amount.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

The Notes will not be listed on any securities exchange.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” on page P-8 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement MLN-ES-ETF-1 dated August 31, 2015 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated July 28, 2014 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on April 29, 2016, against payment in immediately available funds.

Our estimated value of the Notes as of the Pricing Date, based on our internal pricing models, is $970.00 per Note, which is less than the public offering price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page P-37 of this pricing supplement.

	Public Offering Price	Underwriting Discount[1]	Proceeds to TD
Per Note	$1,000.00	$20.00	$980.00
Total	$1,112,000.00	$22,240.00	$1,089,760.00

1 TD Securities (USA) LLC (“TDS”) will purchase the Notes from TD at the public offering price less an underwriting discount of $20.00 (2.00%) per $1,000 principal amount of the Notes for distribution to other registered broker-dealers, including Raymond James. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-35 of this pricing supplement.

TD SECURITIES (USA) LLC	P-1

Raymond James Sustainability Equity Securities Linked Notes Due May 12, 2017

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities
Type of Note:	Equity Securities Linked Notes
Term:	Approximately 54 weeks
Reference Asset:	A basket consisting of the 14 Reference Shares set forth on the cover page of this pricing supplement.
CUSIP / ISIN:	89114QVC9 / US89114QVC94
Agent:	TD Securities (USA) LLC (“TDS”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount	$1,000 per Note
Interest Payments:	None
Pricing Date:	April 22, 2016
Issue Date:	April 29, 2016
Averaging Dates:	April 22, 2016, April 25, 2016 and April 26, 2016
Valuation Dates:

The scheduled Valuation Dates are: May 5, 2017, May 8, 2017 and May 9, 2017 (the “Final Valuation Date”).

If a market disruption event occurs or is continuing on any Valuation Date (including the Final Valuation Date) or Averaging Date with respect to a Reference Share, that date for that Reference Share will be postponed to the next Trading Date on which no market disruption event occurs or is continuing with respect to that Reference Share. In no event, however, will any such date be postponed by more than ten Trading Days. If the determination of the Closing Price of any Reference Share for any relevant date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with respect to that Reference Share, that day will nevertheless be the date on which the Closing Price of that Reference Share will be determined by the calculation agent. In such an event, the calculation agent will estimate the price that would have prevailed in the absence of the market disruption event.

TD SECURITIES (USA) LLC	P-2

For the avoidance of doubt, if no market disruption event exists on any originally scheduled Valuation Date or Averaging Date with respect to a Reference Share, the determination of that Reference Share’s Closing Price will be made on that originally scheduled date, irrespective of the existence of a market disruption event with respect to any other Reference Shares. For the definition of a market disruption event, see “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 of the accompanying product prospectus supplement. If the Final Valuation Date is postponed due to a market disruption event for any Reference Share, the Maturity Date will be postponed to the third Business Day after the postponed date. If an Averaging Date is postponed due to a market disruption event for any Reference Share, any subsequent Averaging Date will also be postponed.
Maturity Date:	May 12, 2017, subject to postponement as described above.
Reference Shares:	The 14 Reference Shares set forth on the cover page of this pricing supplement. You should only purchase the Notes if you are willing to make an investment, the performance of which will depend primarily upon the performance of those Reference Shares.
Reference Share Selection Process:	The Reference Shares are the securities selected in March 2016 from a set of U.S.-traded stocks rated as “outperform” or “strong buy” by the Equity Research Department at Raymond James. The Equity Research Department at Raymond James reviews stocks and assigns various ratings. Those rated a “outperform” or “strong buy” were screened by Raymond James using a selection process that was intended to assess each company’s support of long-term ecological balance through the reduction or elimination of harmful impacts to the environment and/or depletion of natural resources. For more detail, please see the section entitled “Reference Share Selection Process” and “Additional Risk Factors—Risks Relating to the Reference Shares” in this pricing supplement.
Payment at Maturity:

The amount that you will receive at maturity for each $1,000 in principal amount of the Notes will depend upon the performance of the Basket. The Payment at Maturity will be calculated as follows:

$1,000 x Basket Level Percentage x the Participation Rate.

As discussed in more detail below, you will lose money on the Notes if the return on the Basket over the term of the Notes combined with any quarterly distributions are less than the principal amount. In addition, the Payment at Maturity could be substantially less than the principal amount of the Notes. Notwithstanding the foregoing, the Payment at Maturity will be subject to a minimum payment of $1 per Note.

You will lose money on the Notes if your participation in the performance of the Basket over the term of the Notes combined with any quarterly distributions are less than the principal amount.

Participation Rate:	97.00%. Because the Participation Rate is less than 100%, each 1% increase in the Basket over the term of the Notes is less than the 1% increase in the payment at maturity.
Breakeven Level:	The return on the Basket over the term of the Notes combined with any quarterly distributions that you will need to receive over the term of the Notes for you to receive your principal amount. This reflects the effect of the Participation Rate and the $0.01 adjustments to the Adjusted Initial Share Price and the Adjusted Final Share Price. Assuming that Distribution Amounts are zero, the Breakeven Level is approximately 103.09%. See “Additional Risk Factors—Your investment may result in a loss” and “—The Notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the Notes.”
Basket Level Percentage:	The sum of the Weighted Reference Share Performances of the Reference Shares.
Weighted Reference Share Performance:	For each Reference Share, the product of (a) its Reference Share Performance and (b) the Reference Share Weighting.
TD SECURITIES (USA) LLC	P-3

Reference Share Weighting:
Reference Share	Reference Share Weighting*
Casella Waste Systems, Inc.	7.143%
CatchMark Timber Trust, Inc.	7.143%
Covanta Holding Corporation	7.143%
Fleetmatics Group PLC	7.143%
Kansas City Southern	7.143%
Mercer International, Inc.	7.143%
Pattern Energy Group Inc.	7.143%
Potlatch Corporation	7.143%
Republic Services, Inc.	7.143%
Silver Spring Networks, Inc.	7.143%
SunPower Corporation	7.143%
Union Pacific Corporation	7.143%
Waste Connections, Inc.	7.143%
Weyerhaeuser Company	7.143%

* Percentages may not sum to 100% due to rounding.
Reference Share Performance:	The Reference Share Performance will measure the change in value of each Reference Share over the term of the Notes. For each Reference Share, its Reference Share Performance will equal (a) its Adjusted Final Share Price divided by (b) its Adjusted Initial Share Price, expressed as a percentage.
Adjusted Initial Share Price:

The Adjusted Initial Share Price of each Reference Share was determined over three Averaging Dates set forth above. For each Reference Share, its Adjusted Initial Share Price equals the sum of (a) its Unadjusted Initial Share Price and (b) $0.01. The Adjusted Initial Share Price for each Reference Share is as follows.

Reference Share	Ticker	Adjusted Initial Share Price
Casella Waste Systems, Inc.	CWST	$7.006667
CatchMark Timber Trust, Inc.	CTT	$10.753333
Covanta Holding Corporation	CVA	$16.683333
Fleetmatics Group PLC	FLTX	$37.070000
Kansas City Southern	KSU	$97.396667
Mercer International, Inc.	MERC	$9.643333
Pattern Energy Group Inc.	PEGI	$21.110000
Potlatch Corporation	PCH	$34.426667
Republic Services, Inc.	RSG	$45.880000
Silver Spring Networks, Inc.	SSNI	$14.116667
SunPower Corporation	SPWR	$21.683333
Union Pacific Corporation	UNP	$88.676667
Waste Connections, Inc.	WCN	$64.823333
Weyerhaeuser Company	WY	$32.140000

TD SECURITIES (USA) LLC	P-4

Unadjusted Initial Share Price:	For each Reference Share, the arithmetic mean of its Closing Prices on the Averaging Dates.
Adjusted Final Share Price:	For each Reference Share, the arithmetic mean of its Closing Prices on the Valuation Dates, minus $0.01.
Distribution Amount:

For each Note and Distribution Date, the quarterly distribution, if any that you will receive is equal to the sum for each Reference Share, of an amount in U.S. dollars equal to (x) 100% of the per share gross cash dividends declared by the Reference Share Issuer to holders of record (including ordinary and extraordinary dividends) for which the ex-dividend date occurred during the relevant Dividend Period multiplied by (y) that Reference Share’s Dividend Reference Amount.

Observation Dates: The 9th calendar day of each of June 2016, September 2016, December 2016 and March 2017 and the Final Valuation Date.

Distribution Dates: For each Dividend Period, three Business Days following each Observation Date. The last Distribution Date is the Maturity Date.

Dividend Period: For each Reference Share, the period from and excluding the Observation Date of the prior Dividend Period to and including the Observation Date of the current Dividend Period, provided that the first Dividend Period commenced on and excludes the Pricing Date and the last Dividend Period shall end on and include the Final Valuation Date.

Dividend Reference Amount: For each Reference Share, an amount equal to (w) $1,000 multiplied by (x) the Participation Rate divided by (y) the Adjusted Initial Share Price multiplied by (z) the Reference Share Weighting.  The Dividend Reference Amount for a given Reference Share and Dividend Period is subject to further reduction:

•	with respect to any dividend for which the ex-dividend date occurred on the third Valuation Date, only 1/3 of the applicable dividend will be included; and
•	with respect to any dividend for which the ex-dividend date occurred on the second Valuation Date, only 2/3 of the applicable dividend will be included.
To the extent an ex-dividend date occurs on an Averaging Date, the Calculation Agent will make reductions in the Dividend Reference Amount in a similar manner as described above.
Distribution:	The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the Notes to any such investor.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
Tax Treatment:	By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract in respect of the Basket, and to treat the Distribution Amount as ordinary income includible in income by a U.S. Holder (as defined below) when received or accrued in accordance with the U.S. Holder’s ordinary method of accounting, for U.S. federal income tax purposes. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Notes as pre-paid cash-settled derivative contracts in respect of the Basket, and to treat the Distribution Amounts as ordinary income includible in income by a U.S. Holder when received or accrued in accordance with the U.S. Holder’s ordinary method of accounting, for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Canadian Tax Treatment:	Please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
TD SECURITIES (USA) LLC	P-5

Calculation Agent:	TD
Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).
TD SECURITIES (USA) LLC	P-6

Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” on page P-8 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated July 28, 2014:
http://www.sec.gov/Archives/edgar/data/947263/000121465914005375/s723140424b5.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated August 31, 2015:

http://www.sec.gov/Archives/edgar/data/947263/000089109215007724/e65847_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

TD SECURITIES (USA) LLC	P-7

Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the product prospectus supplement and the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Your Investment in the Notes May Result in a Loss.

The minimum payment at maturity will only be $1 per Note. The amount payable on the Notes at maturity will depend on the performance of the Reference Shares and the Distribution Amounts, which may be less, and possibly significantly less, than your initial investment. If the prices of the Reference Shares decrease, the payment at maturity may be less than the principal amount. In addition, you will lose money on the Notes if your participation in the performance of the Basket over the term of the Notes combined with any quarterly distributions are less than the principal amount. You may lose substantially all of your investment in the Notes. Please also see “—The Notes Will Not Reflect the Full Performance of the Reference Shares, Which May Negatively Affect Your Return on the Notes.”

You may receive no Distribution Amounts and Your Return May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

You will not necessarily receive Distribution Amounts on your Notes. If the Reference Shares do not make dividend payments, you will not receive Distribution Amounts. Generally, this non-payment of Distribution Amounts coincides with a period of greater risk of principal loss on your Notes.

The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on conventional fixed-rate or floating-rate debt security having the same maturity. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Any Increase in the Price of One or More Reference Shares May Be Offset by Decreases in the Price of One or More Other Reference Shares.

The price of one or more of the Reference Shares may increase while the price of one or more of the other Reference Shares decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Share may be moderated, or wholly offset, by decreases in the price of one or more other Reference Shares.

The Notes Will Not Reflect the Full Performance of the Reference Shares, Which May Negatively Affect Your Return on the Notes.

Because (i) the calculation of the Payment at Maturity includes a Participation Rate of less than 100%; (ii) the Adjusted Initial Share Price for each Reference Share was increased by $0.01; and (iii) the Adjusted Final Share Price for each Reference Share will include a reduction of $0.01, the return, if any, on the Notes will not reflect the full performance of the Reference Shares.  Therefore, the yield to maturity based on the methodology for calculating the Payment at Maturity will be less than the yield that would be produced if the Reference Shares were purchased and held for a similar period.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, many of which are beyond our control, may influence the market value of your Notes:

•	the market prices of the Reference Shares;
•	the dividend yields of the Reference Shares;
•	economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the values of the Reference Shares; and
•	interest rates in the market.

These factors may influence the market value of your Notes if you sell your Notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your Notes. If you sell your Notes prior to maturity, you may receive less than your initial investment.

TD SECURITIES (USA) LLC	P-8

An Investment in the Notes Is Subject to Our Credit Risk, and Changes in Our Credit Ratings May Adversely Affect the Market Value of the Notes.

An investment in the Notes, which are our senior unsecured debt securities, is subject to our credit risk. As a result, your receipt of the amount due on the Notes is dependent upon our ability to repay its obligations on the applicable payment date. This will be the case even if the prices of the Reference Shares increase after the Pricing Date. The existence of a trading market for, and the market value of, any of the Notes may be affected by market perceptions of our creditworthiness. If market perceptions of our creditworthiness were to decline for any reason, the market value of your Notes, and the availability of the trading markets generally, may be adversely affected. No assurance can be given as to what our financial condition will be at any time during the term of the Notes, or at maturity.

The Estimated Value of Your Notes Is Lower Than the Public Offering Price of Your Notes.

The estimated value of your Notes on the Pricing Date is lower than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions paid to the agent or its affiliates, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

The Estimated Value of Your Notes Might Have Been Lower if Such Estimated Value Had Been Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.

The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might have been lower if such estimated value has been based on the levels at which our benchmark debt securities trade in the secondary market.

The Estimated Value of the Notes Is Based on Our Internal Pricing Models (Or Pricing Models of Third Parties), Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Notes on the Pricing Date is based on our internal pricing models, or the pricing models of third parties with whom we may enter into potential hedging transactions, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models, or the pricing models of third parties, may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models or the pricing models of third parties with whom we may enter into potential hedging transactions.

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.

The estimated value of the Notes is not a prediction of the prices at which the agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price, at which the agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. TDS and other affiliates of TD may make a market for the Notes; however, they are not required to do so. TDS or any other affiliate of TD may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

TD SECURITIES (USA) LLC	P-9

The Adjusted Initial Share Price for Each Reference Share Was Determined After the Pricing Date of the Notes.

The Adjusted Initial Share Price of the Reference Shares was determined over three Averaging Dates and the first Averaging Date was the Pricing Date of the Notes.  As a result, the Adjusted Initial Share Price of one or more Reference Shares may be substantially higher or lower than its market price on the date that you made your investment decision to purchase the Notes.

The Effect of the Adjusted Initial Share Price and the Adjusted Final Share Price for Each Reference Share May Negatively Impact the Payment at Maturity.

The Adjusted Initial Share Price for each Reference Share includes an upward adjustment equal to $0.01, and the Adjusted Final Share Price will include a downward adjustment equal to $0.01 for each Reference Share.  These adjustments are intended to compensate us for costs relating to the hedging of our obligations under the Notes.  Therefore, for the Reference Share Performance to be greater than 100%, the average performance over the Valuation Dates for each Reference Share must exceed its Unadjusted Initial Share Price by more than $0.02.

Accordingly, you will lose money on the Notes if your participation in the performance of the Basket over the term of the Notes combined with any quarterly distributions are less than the principal amount.

The Adjusted Final Share Price of Each Reference Share Is Based on the Arithmetic Average of Its Closing Prices on Each Valuation Date And May Be Less Than the Closing Prices of Such Reference Share Prior to Such Dates or on Any Valuation Date Individually.

The Adjusted Final Share Price of each Reference Share will be calculated based on its Closing Prices on the Valuation Dates.  The prices other than those dates will not be used to determine the Payment at Maturity.  Therefore, no matter how high the prices of a Reference Share may be during the term of the Notes, only the Closing Prices of that Reference Shares on the Valuation Dates will be used to calculate its Adjusted Final Share Price and the Payment at Maturity.  In addition, because the Adjusted Final Share Price of each Reference Share is based on the arithmetic average of its Closing Prices on each Valuation Date, the Adjusted Final Share Price of a Reference Share calculated in this manner may be lower than its price on any single Valuation Date.  Accordingly, the averaging feature may decrease the Adjusted Final Share Price of a Reference Share and therefore your return on the Notes.

Correlation among the Reference Shares May Affect the Value of Your Notes.

The Reference Shares may not represent a diversified portfolio of securities.  To the extent that the Reference Shares move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily attend a diversified portfolio of securities.  The Reference Shares may be concentrated in a limited number of industries.  An investment in the Notes might increase your exposure to fluctuations in any of the sectors represented by the Basket.

Our Business Activities May Create Conflicts of Interest.

We, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Reference Shares that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Shares, could be adverse to the interests of the holders of the Notes. We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Reference Shares, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports with respect to most or even all of the Reference Shares. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Even if our affiliates or Raymond James provides research that expresses a negative opinion about one or more of the Reference Shares, or if market conditions in the finance sector or otherwise change, the composition of the Basket will not change during the term of the Notes (except under the limited circumstances described below). Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Shares and, therefore, the market value of the Notes.

There Are Potential Conflicts of Interest between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment on the Notes. We will serve as the calculation agent and may appoint a different calculation agent after the original Issue Date without notice to you. The calculation agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the calculation agent may affect payments on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision. For example, the calculation agent may have to determine whether a market disruption event affecting a Reference Share has occurred, and make certain adjustments to a Reference Share if certain events occur. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment on the Notes, the

TD SECURITIES (USA) LLC	P-10

calculation agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

There Are Potential Conflicts of Interest between You and Raymond James.

Raymond James chose the Reference Shares and is acting as a dealer in connection with the distribution of the Notes. As disclosed in “Information Regarding the Reference Shares—Description of the Reference Shares—License Agreement,” we will pay to Raymond James a fee equal to 0.75% of the principal amount of the Notes. Raymond James will also receive customary fees for acting as a dealer in connection with the distribution of the Notes, as disclosed in “Supplemental Plan of Distribution (Conflicts of Interest).”

Three of the Reference Shares have only been publicly traded for a limited amount of time.

As set forth below in the section “Information Regarding the Reference Shares—The Reference Shares,” three of the Reference Shares have only been publicly traded for a limited amount of time. Accordingly, it may be more difficult for you to evaluate the historical performance of those Reference Shares than would be the case for Reference Shares with a longer trading history.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your own tax situation.

Because one or more Reference Shares is the type of financial asset described under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), while the matter is not entirely clear, an investment in a Note will likely be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder (as defined in the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences”) in respect of a Note may be recharacterized as ordinary income and certain interest charges may apply. Because the Distribution Amounts are includible currently as ordinary income to a U.S. Holder, the impact of Section 1260 to the Notes may be minimal. U.S. Holders are urged to consult their own tax advisors regarding the impact of Section 1260 to the Notes.

Although the U.S. federal income tax treatment of the Notes, including the proper characterization of the Distribution Amounts, is uncertain, we intend to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the Distribution Amounts paid to a Non-U.S. Holder, unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. We will not pay any additional amounts in respect of such withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the imposition of the withholding tax on their Notes.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see “Canadian Taxation” in this pricing supplement. If you are not a Non-resident Holder (as that term is defined in “Canadian Taxation” in this pricing supplement) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

Risks Relating to the Reference Shares

The Inclusion of the Reference Shares Does Not Guarantee a Positive Return on the Notes.

The Reference Shares were selected by the Equity Research Department at Raymond James in March 2016 according to the process set forth in this pricing supplement.  This process involved the application of a variety of both objective and subjective criteria and judgments.  A Reference Share that has been rated as “outperform” or “strong buy” by the Equity Research Department at Raymond James at the time that it was selected for inclusion in the Basket may not be so rated at any time during the term of the Notes. Although Raymond James has expressed a positive view as to the Reference Shares prior to the date of this pricing supplement, its views may change significantly during the term of the Notes. Similarly situated research analysts at other investment banks, reviewing the same universe of potential companies, could disagree with the choice of any Reference Share. This element of discretion, with its potential for error, is reflected in the Basket. There can be no assurance that any Reference Share, or the Basket in its entirety, will perform well. The performance of the Reference Shares may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest. You should only purchase the Notes if you seek an investment linked to the performance of the specific Reference Shares set forth on the cover page of this pricing supplement.

The Offering of the Notes Does Not Constitute Investment Advice or an Investment Recommendation.

The offering of the Notes does not constitute investment advice.  Similarly, the selection of the Reference Shares for the Basket does not constitute an investment recommendation by any of TD or Raymond James or any of our respective affiliates to invest in the Notes or the Reference Shares.  Investors in the Notes, together with their respective advisors, should make an independent investigation of the terms of the Notes and the Reference Shares to determine if the Notes are a suitable investment.

TD SECURITIES (USA) LLC	P-11

You Will Have No Rights as a Security Holder, You Will Have No Rights to Receive Shares of Any Reference Share and You Will Not Be Entitled to Dividends or Other Distributions by Any Reference Share Issuer.

The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Share. You will not have any voting rights, any rights to receive dividends or other distributions, any other rights against the issuer of any Reference Share. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Share and received the dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of any Reference Share.

No Reference Share Issuer Will Have Any Role or Responsibilities with Respect to the Notes.

None of the issuers of the Reference Shares will have authorized or approved the Notes, or will be involved in this offering. No such company will have any financial or legal obligation with respect to the Notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Shares or the Notes. No such company will receive any of the proceeds from any offering of the Notes. No issuer of any Reference Share or any other company will be responsible for, or participate in, the determination or calculation of the payment at maturity.

There is No Affiliation Between Any Reference Share Issuer and Us and We Are Not Responsible for Any Disclosure by Any Reference Share Issuer.

We are not affiliated with any Reference Share Issuer. However, we or our affiliates may currently or from time to time in the future engage in business with any Reference Share Issuer. Nevertheless, neither we nor any of our affiliates are responsible for any Reference Share Issuer’s public disclosure of information whether contained in SEC filings or otherwise. You, as an investor in your Notes, should make your own investigation into each Reference Share Issuer. See “Information Regarding the Reference Shares” on page P-15 of this pricing supplement for additional information about the Reference Shares.

You Will Have Limited Anti-Dilution Protection.

The calculation agent will adjust the Adjusted Initial Share Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect a Reference Share, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The calculation agent will not be required to make an adjustment for every corporate event that may affect a Reference Share. For example, the calculation agent will not make any adjustments for events such as an offering by a Reference Share issuer, a tender or exchange offer for the issuer’s shares at a premium to its then-current market price by that issuer or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the issuer or a third party may nevertheless adversely affect the price of a Reference Share, and adversely affect the value of your Notes.

TD SECURITIES (USA) LLC	P-12

Additional Market Disruption Event

In addition to the market disruption events described in “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement, the following is an additional market disruption event:

A market disruption event with respect to a Reference Share may occur

•	if the calculation agent determines that an event materially interferes with our ability or the ability of any of our affiliates to (1) establish, maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect or (2) effect trading in any Reference Share generally.
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Hypothetical Returns

The examples set out below are included for illustration purposes only. The hypothetical Basket Level Percentages used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Basket Level Percentage or the Adjusted Initial Share Price or the Adjusted Final Share Price of any Reference Share on any trading day prior to the Maturity Date. The examples do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Payment at Maturity. The following hypothetical examples illustrate the payment you would receive on the Maturity Date if you purchased $1,000 in principal amount of the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below reflect the Participation Rate of 97.00% and that Distribution Amounts are assumed to be zero.

Basket Level Percentage	Payment at Maturity (per $1,000 in Principal Amount)	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,358.00	35.80%
130.00%	$1,261.00	26.10%
120.00%	$1,164.00	16.40%
110.00%	$1,067.00	6.70%
103.09%(1)	$1,000.00	0.00%
100.00%(2)	$970.00	-3.00%
90.00%	$873.00	-12.70%
80.00%	$776.00	-22.40%
70.00%	$679.00	-32.10%
60.00%	$582.00	-41.80%
50.00%	$485.00	-51.50%
30.00%	$291.00	-70.90%
10.00%	$97.00	-90.30%
0.00%	$1.00	-99.90%

(1) For you to receive a Payment at Maturity greater than the principal amount the Notes, the Basket Level Percentage must be greater than the Breakeven Level

(2) If the Basket Level Percentage is not greater than or equal to the Breakeven Level, you will lose some or substantially all of the principal amount of the Notes.

Please see the sections above, “Additional Risk Factors—Your Investment in the Notes May Result in a Loss” and “—The Notes Will Not Reflect the Full Performance of the Reference Shares, Which May Negatively Affect Your Return on the Notes.”

TD SECURITIES (USA) LLC	P-14

Information Regarding the Reference Shares

Reference Share Selection Process

The Basket is composed of a subset of publicly traded common stocks identified by Raymond James in March 2016 based on a universe of stocks rated as “outperform” or “strong buy” by the Equity Research Department at Raymond James. The securities were chosen based on their support of long-term ecological balance through the reduction or elimination of harmful impacts to the environment and/or depletion of natural resources. The list of stocks that are rated as “outperform” or “strong buy” may change from time to time; however, in connection with the formulation of the Basket, Raymond James applied its criteria to the stocks as of a particular date. Raymond James selected the Reference Shares on a particular date, and the Reference Shares are not subject to change, except under the limited circumstances described in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. Accordingly, you should only purchase the Notes if you seek an investment that is linked to the Reference Shares set forth on the cover page of this pricing supplement.

There can be no assurance that an investment linked to the Reference Shares will outperform any other equity securities.

Please see “Additional Risk Factors—Risks Relating to the Reference Shares.”

Description of the Reference Shares

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information provided to or filed with the SEC by each Reference Share Issuer under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the Notes offered hereby and does not relate to any Reference Shares or other securities of any Reference Share Issuer. We derived all disclosures in this pricing supplement regarding the Reference Share Issuers from publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Reference Share Issuer. None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Reference Share Issuer is current, accurate or complete. None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

The Basket

The Equity Research Department at Raymond James & Associates, Inc. regularly publishes research regarding equity securities. The Reference Shares were selected from among the companies covered by the Equity Research Department. However, we note that these are only research views based on currently available information. There is no assurance that any particular company will be successful, or that the investment thesis underlying these research views will come to pass. Moreover, the business, results of operations, and prospects of these companies are subject to conditions outside of the control of the Equity Research Department, such as general economic conditions.

It is possible that a different group of companies could perform better or worse than the Basket. Each of the Reference Shares was covered by the Equity Research Department and had a current a rating of “outperform” or “strong buy” from Raymond James as of the date of selection, and was ranked by Raymond James based on the criteria described above. Additional information regarding Raymond James research analyst ratings is available at http://www.raymondjames.com/rsch_how.htm. Information on that website is not included or incorporated by reference in this pricing supplement. A rating is subject to downward revision at any time, and a broker-dealer may cease to cover a particular security at any time, including during the term of the Notes.

The information in the above two paragraphs has been provided by Raymond James.

Neither we nor our affiliates (or Raymond James) takes any responsibility for the selection of the Basket or the identity of the Reference Shares or otherwise endorses such stocks, and none of such entities (or Raymond James) makes any representation as to the future performance of any Reference Share or the Basket.

TD SECURITIES (USA) LLC	P-15

License Agreement

We have entered into a license agreement with Raymond James, under which we have obtained the right to use the stocks discussed herein in connection with our issuance of the Notes. Under the license agreement, we have agreed to pay Raymond James a fee equal to 0.75% of the principal amount of the Notes.

The license agreement requires this section to state as follows:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third party licensors have no obligation to take the needs of TD or the owners of the Notes into consideration in determining, composing or calculating the Basket. TD is calculation agent for the Notes and will have discretion in making various determinations that affect the Notes and Raymond James is not responsible for any such calculations or determinations. Raymond James has no obligation or liability in connection with the administration or trading of the Notes.

Raymond James has licensed certain of its trademarks to us.

The mark “RAYMOND JAMES” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

TD SECURITIES (USA) LLC	P-16

The Reference Shares

Casella Waste Systems, Inc. (“CWST”)

Casella Waste Systems, Inc. provides integrated, non-hazardous solid waste services. The company provides collection, transfer, disposal, and recycling services, generates steam, and manufactures finished products utilizing recyclable materials primarily throughout the eastern portion of the United States.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000911177. The company’s common stock is listed on the NASDAQ Global Select Market (the “NASDAQ”) under the ticker symbol “CWST.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$4.72	$4.13	$4.37
June 28, 2013	$4.36	$3.92	$4.31
September 30, 2013	$5.78	$4.48	$5.75
December 31, 2013	$6.09	$5.49	$5.80
March 31, 2014	$5.85	$4.92	$5.11
June 30, 2014	$5.52	$4.90	$5.01
September 30, 2014	$5.16	$3.85	$3.85
December 31, 2014	$4.50	$3.55	$4.04
March 31, 2015	$5.50	$3.66	$5.50
June 30, 2015	$6.25	$5.16	$5.61
September 30, 2015	$6.63	$5.56	$5.80
December 31, 2015	$7.17	$5.77	$5.98
March 31, 2016	$6.88	$5.17	$6.70
April 22, 2016*	$7.23	$6.50	$7.13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-17

CatchMark Timber Trust, Inc. (“CTT”)

CatchMark Timber Trust Inc. is a real estate investment trust (“REIT”) that is engaged exclusively in timberland ownership and management, without ownership of any forest products or other manufacturing operations.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001341141. The company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “CTT.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from December 12, 2013 (when the Reference Shares commenced trading) through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
December 31, 2013	$13.95	$13.48	$13.95
March 31, 2014	$14.30	$12.86	$14.05
June 30, 2014	$14.06	$12.98	$13.67
September 30, 2014	$13.60	$10.61	$10.96
December 31, 2014	$11.88	$10.58	$11.32
March 31, 2015	$12.18	$11.28	$11.72
June 30, 2015	$12.20	$11.33	$11.57
September 30, 2015	$11.84	$9.74	$10.28
December 31, 2015	$11.49	$10.20	$11.31
March 31, 2016	$11.52	$9.92	$10.83
April 22, 2016*	$11.28	$10.75	$10.75

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-18

Covanta Holding Corporation (“CVA”)

Covanta Holding Corporation conducts operations in waste disposal, energy services, and specialty insurance. The company also owns and operates waste-to-energy and power generation projects. The company’s waste-to-energy facilities convert municipal solid waste into renewable energy for communities primarily in the United States.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000225648. The company’s common stock is listed on the NYSE under the ticker symbol “CVA.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$20.15	$18.55	$20.15
June 28, 2013	$20.77	$19.20	$20.02
September 30, 2013	$21.79	$19.97	$21.38
December 31, 2013	$21.63	$17.16	$17.75
March 31, 2014	$18.65	$16.48	$18.05
June 30, 2014	$20.61	$17.52	$20.61
September 30, 2014	$21.56	$20.39	$21.22
December 31, 2014	$25.10	$20.83	$22.01
March 31, 2015	$22.83	$20.35	$22.43
June 30, 2015	$22.75	$20.12	$21.19
September 30, 2015	$21.69	$17.20	$17.45
December 31, 2015	$18.24	$13.79	$15.49
March 31, 2016	$17.39	$12.62	$16.86
April 22, 2016*	$16.84	$16.24	$16.77

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-19

Fleetmatics Group PLC (“FLTX”)

Fleetmatics Group PLC is a global provider of fleet management solutions delivered as software-as-a-service, or SaaS. The company's mobile software platform enables businesses to manage their local fleets of commercial vehicles and improve productivity by extracting actionable business intelligence from vehicle and driver behavior.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001526160. The company’s common stock is listed on the NYSE under the ticker symbol “FLTX.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$27.20	$23.31	$24.25
June 28, 2013	$33.99	$22.28	$33.23
September 30, 2013	$51.13	$31.91	$37.55
December 31, 2013	$43.25	$30.98	$43.25
March 31, 2014	$43.66	$32.06	$33.45
June 30, 2014	$34.27	$26.20	$32.34
September 30, 2014	$35.96	$29.77	$30.50
December 31, 2014	$38.90	$28.02	$35.49
March 31, 2015	$46.01	$34.05	$44.85
June 30, 2015	$48.35	$39.10	$46.83
September 30, 2015	$52.19	$43.71	$49.09
December 31, 2015	$61.75	$48.01	$50.79
March 31, 2016	$50.88	$35.40	$40.71
April 22, 2016*	$40.37	$35.23	$36.40

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-20

Kansas City Southern (“KSU”)

Kansas City Southern, through its subsidiary, is the holding company for transportation segment subsidiaries and affiliates. The company operates a railroad system that provides shippers with rail freight services in commercial and industrial markets in the United States and Mexico.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000054480. The company’s common stock is listed on the NYSE under the ticker symbol “KSU.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$110.90	$85.40	$110.90
June 28, 2013	$117.16	$101.86	$105.96
September 30, 2013	$118.30	$105.31	$109.36
December 31, 2013	$125.20	$109.87	$123.83
March 31, 2014	$120.00	$91.12	$102.06
June 30, 2014	$107.91	$95.54	$107.51
September 30, 2014	$121.86	$107.20	$121.20
December 31, 2014	$125.88	$109.62	$122.03
March 31, 2015	$120.42	$102.08	$102.08
June 30, 2015	$107.37	$90.50	$91.20
September 30, 2015	$101.09	$86.53	$90.88
December 31, 2015	$98.46	$70.01	$74.67
March 31, 2016	$87.51	$64.35	$85.45
April 22, 2016*	$98.22	$85.27	$98.22

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-21

Mercer International, Inc. (“MERC”)

Mercer International, Inc. owns and operates three modern pulp mills. The company produces bleached softwood kraft pulp for use in tissues, hygiene products, and high end printing and writing paper. Mercer International, Inc. also produces and sells renewable bioelectricity.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001333274. The company’s common stock is listed on the NASDAQ under the ticker symbol “MERC.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$7.41	$6.60	$6.91
June 28, 2013	$7.00	$6.13	$6.52
September 30, 2013	$7.67	$6.58	$7.09
December 31, 2013	$10.50	$7.31	$9.97
March 31, 2014	$9.90	$7.15	$7.50
June 30, 2014	$10.50	$7.37	$10.50
September 30, 2014	$11.25	$9.41	$9.75
December 31, 2014	$13.93	$9.61	$12.29
March 31, 2015	$15.36	$12.05	$15.36
June 30, 2015	$15.69	$13.50	$13.68
September 30, 2015	$14.03	$9.53	$10.03
December 31, 2015	$11.03	$8.88	$9.05
March 31, 2016	$9.45	$6.02	$9.45
April 22, 2016*	$10.08	$8.92	$9.76

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-22

Pattern Energy Group Inc. (“PEGI”)

Pattern Energy Group Inc. is an independent power company focused on owning and operating power projects with stable long-term cash flows in attractive markets with potential for continued growth. The company owns interests in wind power projects located in the United States, Canada and Chile.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001561660. The company’s common stock is listed on the NASDAQ under the ticker symbol “PEGI.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from September 27, 2013 (when the Reference Shares commenced trading) through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 30, 2013	$23.40	$23.27	$23.40
December 31, 2013	$30.37	$22.46	$30.31
March 31, 2014	$31.42	$26.20	$27.13
June 30, 2014	$33.11	$25.84	$33.11
September 30, 2014	$34.19	$29.95	$30.92
December 31, 2014	$31.68	$23.47	$24.66
March 31, 2015	$30.78	$25.32	$28.32
June 30, 2015	$30.93	$27.46	$28.38
September 30, 2015	$29.25	$18.26	$19.09
December 31, 2015	$23.74	$17.15	$20.91
March 31, 2016	$20.29	$15.47	$19.07
April 22, 2016*	$21.27	$18.07	$21.27

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-23

Potlatch Corporation (“PCH”)

Potlatch Corporation is a company that owns timberlands in Alabama, Arkansas, Idaho, Minnesota and Mississippi. The company grows and harvests timber, as well as manufactures and sells wood products, printing papers, and other pulp-based products. Potlatch Corporation files as a REIT for Federal Income Tax purposes.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001338749. The company’s common stock is listed on the NASDAQ under the ticker symbol “PCH.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$45.86	$39.90	$45.86
June 28, 2013	$51.04	$39.93	$40.44
September 30, 2013	$44.26	$38.00	$39.68
December 31, 2013	$43.62	$38.17	$41.74
March 31, 2014	$41.89	$37.70	$38.69
June 30, 2014	$41.70	$37.27	$41.40
September 30, 2014	$43.04	$40.20	$40.21
December 31, 2014	$44.07	$40.17	$41.87
March 31, 2015	$43.17	$38.14	$40.04
June 30, 2015	$39.75	$35.04	$35.32
September 30, 2015	$36.10	$28.54	$28.79
December 31, 2015	$34.08	$28.28	$30.24
March 31, 2016	$31.51	$24.54	$31.50
April 22, 2016*	$34.24	$31.69	$34.24

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-24

Republic Services, Inc. (“RSG”)

Republic Services, Inc. provides non-hazardous solid waste collection and disposal services in the United States. The company provides solid waste collection services for commercial, industrial, municipal, and residential customers. Republic Services, Inc. also operates transfer stations, landfills, and recycling facilities.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001060391. The company’s common stock is listed on the NYSE under the ticker symbol “RSG.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$33.00	$29.53	$33.00
June 28, 2013	$35.09	$32.26	$33.94
September 30, 2013	$35.44	$32.16	$33.36
December 31, 2013	$35.15	$32.37	$33.20
March 31, 2014	$34.40	$31.53	$34.16
June 30, 2014	$38.13	$34.07	$37.97
September 30, 2014	$39.55	$36.83	$39.02
December 31, 2014	$40.89	$37.68	$40.25
March 31, 2015	$41.91	$39.34	$40.56
June 30, 2015	$41.23	$39.04	$39.17
September 30, 2015	$43.51	$39.43	$41.20
December 31, 2015	$45.25	$41.21	$43.99
March 31, 2016	$48.72	$42.20	$47.65
April 22, 2016*	$48.24	$45.62	$45.74

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

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Silver Spring Networks, Inc. (“SSNI”)

Silver Spring Networks, Inc. renders smart grid network and security technology solutions. The company supplies hardware, software, and services that connect devices on the grid that deploys metering, demand response, distribution automation, and distributed generation. Silver Spring Networks, Inc. enables utilities and customers to monitor energy delivery and consumption in the United States.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001180079. The company’s common stock is listed on the NYSE under the ticker symbol “SSNI.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from March 13, 2013 (when the Reference Shares commenced trading) through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$22.00	$17.15	$17.33
June 28, 2013	$24.94	$16.17	$24.94
September 30, 2013	$32.99	$15.26	$17.33
December 31, 2013	$22.03	$15.03	$21.00
March 31, 2014	$23.50	$15.50	$17.38
June 30, 2014	$17.11	$10.53	$13.33
September 30, 2014	$13.85	$9.03	$9.65
December 31, 2014	$9.58	$6.90	$8.43
March 31, 2015	$10.17	$7.10	$8.94
June 30, 2015	$14.93	$8.95	$12.41
September 30, 2015	$14.25	$10.80	$12.88
December 31, 2015	$16.14	$12.79	$14.41
March 31, 2016	$14.75	$9.74	$14.75
April 22, 2016*	$14.93	$13.67	$13.99

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-26

SunPower Corporation (“SPWR”)

SunPower Corporation is an integrated solar products and services company that designs, manufactures and markets solar electric power technologies.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000867773. The company’s common stock is listed on the NASDAQ under the ticker symbol “SPWR.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$13.39	$6.13	$11.54
June 28, 2013	$22.70	$9.41	$20.70
September 30, 2013	$28.10	$20.58	$26.16
December 31, 2013	$34.39	$26.74	$29.81
March 31, 2014	$35.90	$29.14	$32.26
June 30, 2014	$41.06	$26.53	$40.98
September 30, 2014	$40.50	$32.92	$33.88
December 31, 2014	$33.51	$23.06	$25.83
March 31, 2015	$33.60	$23.35	$31.31
June 30, 2015	$34.85	$28.41	$28.41
September 30, 2015	$28.39	$19.12	$20.04
December 31, 2015	$30.77	$20.34	$30.01
March 31, 2016	$30.46	$20.38	$22.34
April 22, 2016*	$22.49	$20.96	$21.66

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

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Union Pacific Corporation (“UNP”)

Union Pacific Corporation is a rail transportation company. The company's railroad hauls a variety of goods, including agricultural, automotive, and chemical products. Union Pacific Corporation offers long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways as well as connects with Canada's rail systems and serves the major gateways to Mexico.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000100885. The company’s common stock is listed on the NYSE under the ticker symbol “UNP.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$71.21	$64.23	$71.21
June 28, 2013	$79.96	$67.88	$77.14
September 30, 2013	$81.69	$76.77	$77.67
December 31, 2013	$84.00	$75.29	$84.00
March 31, 2014	$94.70	$82.58	$93.83
June 30, 2014	$102.42	$90.54	$99.75
September 30, 2014	$109.58	$97.48	$108.42
December 31, 2014	$123.31	$98.08	$119.13
March 31, 2015	$123.83	$108.17	$108.31
June 30, 2015	$111.42	$95.37	$95.37
September 30, 2015	$98.82	$80.56	$88.41
December 31, 2015	$97.05	$75.43	$78.20
March 31, 2016	$84.42	$68.79	$79.55
April 22, 2016*	$89.63	$78.00	$89.63

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-28

Waste Connections, Inc. (“WCN”)

Waste Connections, Inc. provides solid waste collection, transfer, disposal, and recycling services in secondary markets of the western United States. The company owns and operates collection facilities, transfer stations, landfills, and recycling facilities.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001057058. The company’s common stock is listed on the NYSE under the ticker symbol “WCN.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$36.41	$33.49	$35.98
June 28, 2013	$41.64	$34.88	$41.14
September 30, 2013	$45.41	$41.35	$45.41
December 31, 2013	$46.19	$41.27	$43.63
March 31, 2014	$44.56	$39.74	$43.86
June 30, 2014	$48.55	$42.10	$48.55
September 30, 2014	$50.45	$47.07	$48.52
December 31, 2014	$50.46	$43.03	$43.99
March 31, 2015	$48.80	$42.29	$48.14
June 30, 2015	$49.03	$46.08	$47.12
September 30, 2015	$50.98	$45.88	$48.58
December 31, 2015	$57.34	$48.76	$56.32
March 31, 2016	$65.89	$50.99	$64.59
April 22, 2016*	$64.95	$62.94	$64.95

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

TD SECURITIES (USA) LLC	P-29

Weyerhaeuser Company (“WY”)

Weyerhaeuser Company is an integrated forest products company. The company primarily grows and harvests trees, develops and constructs real estate and makes a range of forest products. Weyerhaeuser is also classified as a REIT.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000106535. The company’s common stock is listed on the NYSE under the ticker symbol “WY.”

Below is a table setting forth the quarterly high, low and period-end closing prices of this Reference Share for each quarter in the period from January 1, 2013 through April 22, 2016.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 28, 2013	$31.50	$28.78	$31.38
June 28, 2013	$32.60	$27.01	$28.49
September 30, 2013	$29.86	$26.65	$28.63
December 31, 2013	$31.57	$28.12	$31.57
March 31, 2014	$31.34	$28.84	$29.35
June 30, 2014	$33.09	$27.72	$33.09
September 30, 2014	$34.46	$31.23	$31.86
December 31, 2014	$36.64	$31.77	$35.89
March 31, 2015	$36.69	$33.03	$33.15
June 30, 2015	$33.00	$31.12	$31.50
September 30, 2015	$32.06	$26.87	$27.34
December 31, 2015	$32.37	$27.00	$29.98
March 31, 2016	$31.05	$22.22	$30.98
April 22, 2016*	$32.26	$30.78	$32.26

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

* This pricing supplement includes information for the second calendar quarter of 2016 for the period from April 1, 2016 to April 22, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect compete data for the second calendar quarter of 2016.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

General. The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the product prospectus supplement and prospectus.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for U.S. federal income tax purposes;
•	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. In addition, this summary addresses only U.S. Holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal tax purposes; U.S. Holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Federal Tax Treatment of U.S. Holders. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Notes as pre-paid cash-settled derivative contracts in respect of the Basket, and to treat payments of the Distribution Amount as ordinary income includible in income by a U.S. Holder when received or accrued in accordance with the U.S. Holder’s ordinary method of accounting, for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling

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to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, a U.S. Holder should generally recognize ordinary income upon the receipt or accrual of the Distribution Amount in accordance with its ordinary method of accounting and recognize capital gain or loss upon the sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time (not including any such amount that constitutes a Distribution Amount) and the holder’s tax basis in the Notes.

In general, a U.S. Holder’s tax basis in the Notes will be equal to the price the holder paid for the Notes. Capital gain recognized by an individual U.S. Holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether the issuer of any Reference Share is treated as a passive foreign investment company within the meaning of Section 1297 of the Code. If the issuer of any Reference Share were so treated, certain adverse U.S. federal income tax consequences could possibly apply.

Potential Application of Section 1260 of the Internal Revenue Code. Because one or more of the Reference Shares are REITs, the IRS could assert that an investment in a Note is treated, in whole or in part, as a ‘constructive ownership transaction’ to which Section 1260 of the Code applies.  If such an assertion were successful, some or all of any long-term capital gain recognized by a U.S. Holder in respect of the Notes would be recharacterized as ordinary income unless the holder established otherwise by clear and convincing evidence. However, because the Distribution Amounts will be includible by a U.S. Holder as ordinary income when received or accrued in accordance its ordinary method of accounting, the impact of Section 1260 may be minimal. Nevertheless, because the application of the constructive ownership rules to the Notes is unclear, you are urged to consult your tax advisors regarding the potential application of the constructive ownership rules to an investment in the Notes.

Alternative Treatments. Alternative tax treatments of the Notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the Notes, and the Internal Revenue Service might assert that the Notes should be treated, as a single debt instrument. Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, a U.S. Holder would generally be required to accrue interest currently over the term of the Notes even though that holder will not receive any payments from us prior to maturity. In addition, any gain a U.S. Holder might recognize upon the sale or maturity of the Notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Notes, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in other tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Notes should be treated as ordinary gain or loss. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the Notes for U.S. federal income tax purposes.

Possible Change in Law. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income (in addition to the Distribution Amount) on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Notes.

Medicare Tax on Net Investment Income.  U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net

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investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2016, is $12,400). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. Holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. Holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000.  Significant penalties can apply if a U.S. Holder is required to disclose its Notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

U.S. Federal Tax Treatment of Non-U.S. Holders. While the U.S. federal income tax treatment of the Notes, including the proper characterization of the Distribution Amount, is uncertain, we intend to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) in respect of Distribution Amounts paid to a Non-U.S. Holder unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and the Non-U.S. Holder provides an IRS Form W-8ECI. We will not pay any additional amounts in respect of such withholding.

To claim benefits under an income tax treaty, a non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on an IRS Form W-8BEN or W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate Non-U.S. Holders. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the Distribution Amount under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments. No assurance can be provided on the proper characterization of the Distribution Amount for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-U.S. Holders must consult their tax advisors in this regard.

A Non-U.S. Holder should generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts representing Distribution Amounts which would be subject to the rules discussed in the previous paragraph) upon the sale or maturity of the Notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on an IRS Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business (or treated as effectively connected with a U.S. trade or business under the section 897 of the Code), and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale or maturity of the Notes. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. Holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments, and if the payment is treated as effectively connected with a U.S. trade or business under section 897 of the Code, such amounts would be subject to a 15% withholding tax.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate and we will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and Original Issue Discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not

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have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

You should consult your tax advisor about the application of FATCA, in particular if you may be classified as a financial institution (or if you hold your Notes through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The Distribution Amount and the proceeds received from a sale, exchange, redemption or maturity of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

The Distribution Amount, and proceeds received from the sale of, Notes held by a Non-U.S. Holder to or through certain brokers may be subject to a backup withholding tax on “reportable payments” unless, in general, the holder complies with certain procedures or is an exempt recipient. Any such amounts so withheld from distributions on the Notes generally will be refunded by the IRS or allowed as a credit against the holder’s federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim. Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

Prospective purchasers of the Notes should consult their tax advisors as to the federal, state, local and other tax consequences to them of acquiring, holding and disposing of the Notes and receiving payments under the Notes.

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Supplemental Discussion of Canadian Tax Consequences

The following section supersedes and replaces in its entirety the section of the prospectus under “Tax Consequences—Canadian Taxation.”

The following is, as of the date hereof, a summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) and Income Tax Regulations issued thereunder (the “Canadian Tax Regulations”) generally applicable to a holder who acquires beneficial ownership of a Note pursuant to this pricing supplement, and who, for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with TD and any Canadian resident (or deemed Canadian resident) to whom the holder disposes of the Note, (ii) is entitled to receive all payments (including any interest and principal) made on the Note, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” of TD for purposes of the thin capitalization rules in the Canadian Tax Act, (iv) holds the Note as capital property, (v) does not use or hold and is not deemed to use or hold the Note in or in the course of carrying on a business in Canada and (vi) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

This summary is based upon the current provisions of the Canadian Tax Act and the Canadian Tax Regulations in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.

The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this pricing supplement. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.

Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is participating debt interest. “Participating debt interest” is defined generally as interest (other than on a “prescribed obligation” as defined in the Canadian Tax Act) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of a corporation. The administrative policy of the CRA is that interest paid on an index-linked debt obligation is not participating debt interest unless, in general, the return on the obligation is a substitute for the earnings or shares of the issuer or for a direct investment in securities which would have been subject to tax in Canada if held directly by a non-resident of Canada. Based on the foregoing, interest and principal, including amounts in excess of the principal amount, paid or credited to a Non-resident Holder should not be subject to Canadian non-resident withholding tax.

Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of the Notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, including Raymond James. Raymond James will also receive the licensing fee described in “Information Regarding the Reference Shares—Description of the Reference Shares—License Agreement.” TDS or other registered broker-dealers will offer the Notes at the public offering price set forth on the cover page of this pricing supplement. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

Delivery of the Notes will be made against payment for the Notes on April 29, 2016, which is the fifth (5th) Business Day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors. See “Plan of Distribution” in the prospectus. For additional information as to the relationship between us and TDS, please see the section “Plan of Distribution—Conflicts of Interest” in the product prospectus supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, TDS or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us or TDS or another of our affiliates, this pricing supplement is being used in a market-making transaction unless we or TDS or another of our affiliates informs such purchaser otherwise in the confirmation of sale.

Validity of the Notes

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the Indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated August 1, 2014, which has been filed as Exhibit 5.2 to TD’s Form 6-K filed on August 1, 2014.

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for the issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated April 12, 2016 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on April 12, 2016.

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Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions on the Pricing Date, and are set forth in this pricing supplement.

Our internal pricing models, or pricing models of any third parties with whom we enter into potential hedging transactions, take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might have been lower if such valuation had been based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is less than the public offering price of the Notes. The difference between the public offering price of the Notes and our estimated value of the Notes resulted from several factors, including any sales commissions paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor is it the price at which the agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

We urge you to read the “Additional Risk Factors” beginning on page P-8 of this pricing supplement.

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